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                                                                    EXHIBIT 23.2


                          Independent Auditors' Consent


The Board of Directors
Emergent Information Technologies, Inc.:


We consent to the use of our report dated April 11, 2001, incorporated herein by reference in the Registration Statement on Form S-8 of Emergent Information Technologies, Inc., relating to the consolidated balance sheets of Emergent Information Technologies, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three- year period ended December 31, 2000, and the related schedule.


                                                 /s/ KPMG LLP


Costa Mesa, California
June 4, 2001